EXHIBIT 5.1

[Snell & Wilmer L.L.P. Letterhead]

March 7, 2025

Cryoport, Inc.
112 Westwood Place, Suite 350
Brentwood, TN 37027

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Cryoport, Inc., a Nevada corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the proposed resale from time to time by the selling stockholders named in the prospectus (the “Prospectus”) made part of the Registration Statement (the “Selling Stockholders”) of up to 489,958 shares of the Company’s common stock, $0.001 par value per share, consisting of (i) 262,500 shares of common stock (the “Selling Stockholder Shares”) and (ii) up to 227,458 shares of common stock (the “Selling Stockholder Option Shares”) issuable upon exercise of stock options previously granted to the Selling Stockholders pursuant to certain stock option agreements entered into between the respective Selling Stockholder and the Company (the “Stock Option Agreements”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We are opining herein as to the Nevada Revised Statutes, and we express no opinion with respect to any other laws.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that:

1.	The Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and non-assessable.

2.	The Selling Stockholder Option Shares have been duly authorized and, when issued in accordance with the terms of the respective Stock Option Agreement against payment therefor, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement, the Prospectus, any prospectus supplement and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Snell & Wilmer L.L.P.